 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated May 20, 2021 in the Amendment No. 2 to the Registration Statement (File No. 333-254565) and related Prospectus of Guggenheim Defined Portfolios, Series 2127.

/s/ Grant Thornton LLP____________

GRANT THORNTON LLP

Chicago, Illinois

May 20, 2021